EXHIBIT 99.1

TOR Minerals Announces End of Alumina Customer Relationship

Corpus Christi, Texas, January 3, 2006 – TOR Minerals International (NASDAQ: TORM) (the “Company”) announced today that a major alumina customer has notified the Company that it is not renewing its purchase order for the Company’s specialty aluminas in 2006.  These purchases are expected to account for approximately $7 million, or 21 percent, of TOR’s sales in 2005.

The Company said that it is still determining the financial impact.  It does anticipate a significant impact on earnings in the first half of 2006, with the full-year impact dependent on the Company’s ability to expand existing customer relationships and to gain new customers.

“Obviously, this is disappointing news for TOR,” said Richard L. Bowers, president and chief executive officer.  “We believe our ALUPREM® product line is an industry leader in performance and value, and we will continue to maintain discussions with the customer should its product needs change.

“We have been pursuing new applications and customers for our alumina products, with special focus on high end automotive coatings.  We will intensify our efforts in these areas to replace the lost sales as soon as possible,” said Mr. Bowers.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group, LLC

(817) 310-0051